INVESCO FUNDS                             INVESCO FUNDS GROUP, INC.
                                          7800 East Union Avenue
                                          Denver, Colorado 80237
                                          Post Office Box 173706
                                          Denver, Colorado 80217-3706
                                          Telephone:303-930-6300



November 13, 1997


Mr. Christopher J. Meyers
Assistant Vice President
State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

RE:   INVESCO International Funds, Inc.

Dear Chris:

This is to advise you that INVESCO International Funds, Inc. (the "Company") has established a new series of shares to be known as INVESCO Emerging Markets Fund. In accordance with the Additional Funds provision in Paragraph 17 of the Custodian Contract dated July 1, 1993 between the Company and State Street Bank and Trust Company, the Company hereby requests that you act as Custodian for the new series under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Company and retaining one copy for your records.

Sincerely,


/s/ Glen A. Payne
-----------------------------
Glen A. Payne
Secretary

Agreed to this---------- day of November 1997.

STATE STREET BANK AND TRUST COMPANY



By:   -----------------------------
       Vice President